Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Adam Auvil +1.317.817.6310

CNO Financial Group Reports Fourth Quarter and Full Year 2016 Results
Continued Growth in Earnings and Collected Premiums

Carmel, Ind., February 7, 2017 - CNO Financial Group, Inc. (NYSE: CNO) today announced net income for the fourth quarter of 2016 of $234.2 million, or $1.34 per diluted share, compared to $137.3 million, or 73 cents per diluted share, in the fourth quarter of 2015. For the full year 2016, CNO reported net income of $358.2 million, or $2.01 per diluted share, compared to $270.7 million, or $1.39 per diluted share in 2015.
CNO also announced fourth quarter of 2016 operating income (1) of $84.9 million, or 49 cents per diluted share, compared to $97.0 million, or 52 cents per diluted share, in the fourth quarter of 2015. For the full year 2016, CNO reported operating income (1) of $262.5 million, or $1.47 per diluted share, compared to $274.7 million, or $1.41 per diluted share in 2015.
"Our results again demonstrated the strength of our company, including solid earnings, growth in book value, capital and liquidity," said Ed Bonach, CEO of CNO Financial. "We effectively executed on a number of key initiatives and grew the enterprise with meaningful increases in first year and total collected premiums while expanding our customer reach."

Fourth Quarter 2016 Highlights

•	First year collected premiums: $374.6 million, up 16% from 4Q15

•	Total collected premiums: $951.3 million, up 8% from 4Q15

•	New annualized premium ("NAP") (2): $106.7 million, down 4% from 4Q15

•	Policies in-force of 3.5 million (including third party policies in-force), up 1% from 4Q15

•	Net income per diluted share: $1.34 in 4Q16 compared to 73 cents in 4Q15

•	Net operating income (1) per diluted share: 49 cents in 4Q16 compared to 52 cents in 4Q15

•	Book value per common share increased to $25.82 from $22.49 at 4Q15

•	Book value per diluted share, excluding accumulated other comprehensive income (loss) (3), increased to $22.02 from $20.05 at 4Q15

•	Unrestricted cash and investments held by our holding company were $264 million at December 31, 2016, compared to $189 million at September 30, 2016

Full Year 2016 Highlights

•	First year collected premiums: $1,344.8 million, up 12% from 2015

•	Total collected premiums: $3,610.6 million, up 6% from 2015

•	NAP (2): $416.6 million, down 2% from 2015

•	Net income per diluted share: $2.01 in 2016 compared to $1.39 in 2015

•	Net operating income (1) per diluted share: $1.47 in 2016 compared to $1.41 in 2015

•	Common stock repurchases of $203 million and dividends of $55 million in 2016

•
Consolidated risk-based capital ratio was estimated at 459% at December 31, 2016, reflecting estimated statutory operating earnings of $286 million (including approximately $110 million loss on the recapture of long-term care business), compared to 449% at December 31, 2015

CNO Financial (2)
February 7, 2017

Quarterly Segment Operating Results

	Three months ended
	December 31,
	2016	2015
	(Dollars in millions, except per share data)
Adjusted EBIT (4):
Bankers Life	$138.9	$121.2
Washington National	29.9	32.3
Colonial Penn:
In-force business (5)	13.4	14.8
New business (5)	(8.8)	(8.1)
Total Colonial Penn	4.6	6.7
Long-term care in run-off	(3.9)	—
Adjusted EBIT from business segments	169.5	160.2
Corporate Operations, excluding corporate interest expense	(23.0)	(.7)
Adjusted EBIT	146.5	159.5
Corporate interest expense	(11.5)	(11.3)
Operating earnings before taxes	135.0	148.2
Tax expense on operating income	50.1	51.2
Net operating income (1)	84.9	97.0
Net realized investment gains (losses) (net of related amortization)	(14.8)	(15.8)
Fair value changes in embedded derivative liabilities (net of related amortization)	46.2	14.6
Fair value changes related to agent deferred compensation plan	15.1	15.1
Other	(.8)	(1.8)
Non-operating income before taxes	45.7	12.1
Income tax expense (benefit):
On non-operating income	16.0	4.3
Valuation allowance for deferred tax assets and other tax items	(119.6)	(32.5)
Net non-operating income	149.3	40.3
Net income	$234.2	$137.3

Per diluted share:
Net operating income	$.49	$.52
Net realized investment gains (losses) (net of related amortization and taxes)	(.06)	(.05)
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.17	.05
Fair value changes related to agent deferred compensation plan (net of taxes)	.06	.05
Valuation allowance for deferred tax assets and other tax items	.68	.17
Other	—	(.01)
Net income	$1.34	$.73

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CNO Financial (3)
February 7, 2017

The following table summarizes the financial impact of significant items on our 4Q16 net operating income (dollars in millions, except per share amounts):

	Three months ended
	December 31, 2016*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$138.9	$(48.2)	$90.7
Washington National	29.9	—	29.9
Colonial Penn	4.6	2.5	7.1
Long-term care in run-off	(3.9)	2.6	(1.3)
Adjusted EBIT from business segments	169.5	(43.1)	126.4
Corporate Operations, excluding corporate interest expense	(23.0)	5.5	(17.5)
Adjusted EBIT (4)	146.5	(37.6)	108.9
Corporate interest expense	(11.5)	—	(11.5)
Operating earnings before taxes	135.0	(37.6)	97.4
Tax expense on operating income	50.1	(13.5)	36.6
Net operating income	$84.9	$(24.1)	$60.8

Net operating income per diluted share	$.49	$(.14)	$.35

The significant items in 4Q16 included: (i) adjustments arising from our comprehensive annual actuarial review of assumptions including $45.8 million of favorable impacts in the Bankers Life segment, $2.5 million of unfavorable impacts in the Colonial Penn segment and $2.6 million of unfavorable impacts in the Long-term care in run-off segment; (ii) a $5.5 million increase to legal reserves in Corporate Operations related to legacy business of our predecessor; and (iii) the $2.4 million release of long-term care reserves (net of the reduction in insurance intangibles) due to the impact of policyholder actions following rate increases in the Bankers Life segment.

* See page 10 for the table of Net Operating Income Excluding Significant Items for the three months ended December 31, 2015.
Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. First year collected premiums in 4Q16 were $342.1 million, up 18 percent from 4Q15. First year collected premiums in 2016 were $1,211.8 million, up 14 percent from 2015. Such increases primarily reflect an increase in premiums from annuity products. NAP in 4Q16 was $65.0 million, down 6 percent from 4Q15. NAP results for the quarter primarily reflect lower sales of Medicare supplement and life products, partially offset by higher sales of annuity products. NAP for the year ended December 31, 2016, was $241.0 million, down 4 percent from 2015. New agent recruitment was down 12 percent in 4Q16, but up 3 percent for the year. However, average producing agents were down 5 percent from 4Q15, primarily due to lower first year agent retention during the second half of 2016.
Total collected premiums were up 9 percent in 4Q16 compared to 4Q15. Total collected premiums in 2016 were $2,666.4 million, up 7 percent from 2015. Annuity account values, on which spread income is earned, increased 3 percent to $7.8 billion in 4Q16 compared to 4Q15, driven by strong sales and persistency. Total policies in-force increased slightly in 2016; third party policies in-force increased 6 percent.
Pre-tax operating earnings in 4Q16 compared to 4Q15 were up $17.7 million, or 15 percent. Pre-tax operating earnings in 4Q16 of $138.9 million included $45.8 million of positive impacts from our comprehensive annual

CNO Financial (4)
February 7, 2017

actuarial review including the net impact of changes to spread and persistency assumptions related to fixed index annuities. Pre-tax operating earnings in 4Q15 of $121.2 million included $25.8 million of positive impacts from our comprehensive annual actuarial review including the net impact from changes in assumptions related to mortality and the spread earned on fixed index annuities.
The long-term care interest-adjusted benefit ratio was 76.0 percent in 4Q16, compared to 79.6 percent in 4Q15. The 4Q16 and 4Q15 ratios were favorably impacted by $2.7 million and $7 million, respectively, of one-time reserve releases related to policyholder decisions to surrender or reduce coverage following rate increases. The 4Q16 long-term care interest-adjusted benefit ratio excluding the favorable reserve releases related to rate increases was 78.4 percent compared to 85.5 percent in 4Q15. The 4Q16 interest-adjusted benefit ratio reflects the favorable development of prior period claim liabilities and favorable incurred claims in the quarter. We currently expect the long-term care interest-adjusted benefit ratio to be in the range of 77 percent to 82 percent during 2017, excluding the reserve-related impacts of rate increase actions. The lower interest-adjusted benefit ratio guidance in 2017 reflects favorable margins and the outcome of our year-end actuarial review. We expect rate increases will have less of an impact on the interest-adjusted benefit ratio in 2017 than in 2016.
Pre-tax operating earnings in 4Q16 reflected a Medicare supplement benefit ratio of 71.2 percent, slightly higher than the 4Q15 ratio of 70.8 percent. We currently expect the Medicare supplement benefit ratio to be in the range of 71 percent to 74 percent during 2017.
Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. First year collected premiums in 4Q16 were $19.3 million, down 4 percent from 4Q15. First year collected premiums in 2016 were $78.2 million, down 2 percent from 2015. NAP in 4Q16 was $27.0 million, up 3 percent from 4Q15, reflecting higher sales of supplemental health products. NAP for the year ended December 31, 2016 was $99.2 million, down 1 percent from 2015. NAP from sales of products in the worksite market in 4Q16 was $11.0 million, up 5 percent from 4Q15. The average number of producing agents was up 8 percent compared to 4Q15, reflecting strong recruiting and retention.
Total collected premiums from the segment's supplemental health block were up 3 percent in 4Q16 compared to 4Q15. Total collected premiums from this block in 2016 were $565.5 million, up 4 percent from 2015.
Pre-tax operating earnings in 4Q16 compared to 4Q15 were down $2.4 million. Pre-tax operating earnings in 4Q15 included $1 million of positive impacts from our comprehensive annual actuarial review of assumptions, primarily related to fixed index annuities. The supplemental health interest-adjusted benefit ratio was 57.0 percent and 57.5 percent in 4Q16 and 4Q15, respectively. We currently expect the supplemental health interest-adjusted benefit ratio to be in the range of 58 percent to 61 percent during 2017.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. First year collected premiums in 4Q16 were $13.2 million, up 2 percent from 4Q15. First year collected premiums in 2016 were $54.8 million, up 6 percent from 2015. Such increases reflect strong sales in recent periods. NAP in 4Q16 was $14.7 million, down 6 percent from 4Q15, reflecting lower lead volume primarily due to reduced television advertising as a result of the elections. NAP for the year ended December 31, 2016, was $76.4 million, up 3 percent from 2015.
Total collected premiums were up 6 percent in 4Q16 compared to 4Q15. Total collected premiums in 2016 were $280.2 million, up 7 percent from 2015, and reflected both recent sales activity and steady persistency.
Pre-tax operating earnings in 4Q16 of $4.6 million were down $2.1 million compared to 4Q15. Pre-tax operating earnings in 2016 were $1.7 million. In-force adjusted EBIT in 4Q16 was $13.4 million, down 9 percent from 4Q15. Pre-tax operating earnings and in-force adjusted EBIT in 4Q16 were reduced by $2.5 million related to the impact of loss recognition on a closed block of payout annuities resulting from changes in long-term interest rates and mortality assumptions. Full year 2016 in-force adjusted EBIT was $54.4 million, up 1 percent from 2015.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We expect this segment to report earnings in 2017 in the range of $5 million to $15 million, but because of the seasonality of advertising spend, we expect a loss in the $1 million to $3 million range in 1Q17.

CNO Financial (5)
February 7, 2017

Long-term care in run-off is a new segment for the long-term care block that was recaptured in conjunction with the termination of the reinsurance agreements with Beechwood Re Ltd. in September 2016. This segment recognized pre-tax losses of $3.9 million in 4Q16. Such losses include the unfavorable impact of $2.6 million related to the impact of loss recognition on this closed block of long-term care business. We expect this segment to report normalized earnings before net realized investment gains (losses) of approximately breakeven over the long-term, recognizing this segment's results can be volatile given its loss recognition status.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Pre-tax losses in 4Q16 were $23.0 million compared to $.7 million of losses in 4Q15 primarily reflecting less favorable investment returns and higher expenses. Investment returns were $8 million lower in 4Q16 as compared to 4Q15 (including $4.7 million related to the change in value of investments backing our Company-owned life insurance ("COLI") used as a vehicle to fund Bankers Life's agent deferred compensation plan and the impact of lower investment balances given the $200 million capital contribution in 3Q16 to our insurance subsidiaries). Expenses were $14 million higher in 4Q16, reflecting $7 million of higher legal costs (including a $5.5 million increase to legal reserves related to legacy business of our predecessor), $2 million of adjustments to employee benefit accruals and $4 million for various initiatives (including costs incurred to comply with new Department of Labor requirements).
Non-Operating Items
Net realized investment losses in 4Q16 were $14.8 million (net of related amortization) including total other-than-temporary impairment losses of $7.5 million recorded in earnings ($11.1 million, prior to the $3.6 million of impairment losses recognized in accumulated other comprehensive income). Net realized investment losses in 4Q15 were $15.8 million (net of related amortization) including total other-than-temporary impairment losses of $18.3 million recorded in earnings.
During 4Q16 and 4Q15, we recognized an increase in earnings of $46.2 million and $14.6 million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization. Such amount includes the impacts of changes in market interest rates used to determine the derivative's estimated fair value.
During both 4Q16 and 4Q15, we recognized an increase in earnings of $15.1 million for the mark-to-market change in the agent deferred compensation plan liability which was impacted by changes in the underlying actuarial assumptions used to value the liability. We recognize the mark-to-market change in the estimated value of this liability through earnings as assumptions change.
As previously disclosed, we have reached a settlement with the IRS related to the appropriate classification of the loss recognized on our investment in Conseco Senior Health Insurance Company when it was transferred to an independent trust in 2008. In addition, we have reached a settlement related to a bad debt deduction with respect to a stock purchase loan made by our Predecessor to a member of the Predecessor’s board of directors. The settlement resulted in the recognition of additional life net operating loss carryforwards which offset taxable income earned by our life insurance subsidiaries in the third and fourth quarters of 2016 and the tax gain recognized on the recapture of our long-term care reinsurance agreements. The settlement resulted in a gain of $118.7 million in 4Q16.
In 4Q15, we reduced the valuation allowance for deferred tax assets by $32.5 million primarily related to higher actual and projected non-life income.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was approximately 459% at December 31, 2016, reflecting 4Q16 and full year 2016 consolidated statutory operating earnings of $124 million and $286 million, respectively; capital contributions of $200.0 million made in 3Q16; and the payment of insurance company dividends to the holding company of $274.3 million during 2016 (of which $98.5 million were paid in 4Q16). Such risk-based capital ratio was 449% at December 31, 2015.
Unrestricted cash and investments held by our holding company were $264 million at December 31, 2016, compared to $189 million at September 30, 2016, reflecting dividends from subsidiaries; partially offset by common stock dividend payments.

CNO Financial (6)
February 7, 2017

As previously disclosed, in order to increase our excess capital, we suspended our share repurchase program in 3Q16. Accordingly, no shares were repurchased in 4Q16. During 2016, we repurchased 11.7 million common shares at a total cost of $203.0 million. CNO anticipates repurchasing common stock in the range of $200 million to $275 million in 2017, absent compelling alternatives. As of December 31, 2016, we had 173.8 million shares outstanding and had authority to repurchase up to an additional $252.7 million of our common stock. During 4Q16, dividends paid on common stock totaled $13.9 million.
Book value per common share was $25.82 and $22.49 at December 31, 2016 and 2015, respectively. Book value per diluted share, excluding accumulated other comprehensive income (loss) (3), increased to $22.02 at December 31, 2016, compared to $20.05 at December 31, 2015.
The debt-to-total-capital ratio was 16.9 percent and 18.0 percent at December 31, 2016 and 2015, respectively. Our debt-to-total capital ratio, excluding accumulated other comprehensive income (6) at December 31, 2016, was 19.1 percent compared to 19.6 percent at December 31, 2015.
Earnings and Outlook Conference Call
The Company will host a conference call to discuss results on Wednesday, February 8, 2017 at 11:00 a.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

- Tables Follow -

CNO Financial (7)
February 7, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: 2016 - $19,803.1; 2015 - $18,947.0)	$21,096.2	$19,882.9
Equity securities at fair value (cost: 2016 - $580.7; 2015 - $447.4)	584.2	463.0
Mortgage loans	1,768.0	1,721.0
Policy loans	112.0	109.4
Trading securities	363.4	262.1
Investments held by variable interest entities	1,724.3	1,633.6
Other invested assets	589.5	415.1
Total investments	26,237.6	24,487.1
Cash and cash equivalents - unrestricted	478.9	432.3
Cash and cash equivalents held by variable interest entities	189.3	364.4
Accrued investment income	239.6	237.0
Present value of future profits	401.8	449.0
Deferred acquisition costs	1,044.7	1,083.3
Reinsurance receivables	2,260.4	2,859.3
Income tax assets, net	789.7	898.8
Assets held in separate accounts	4.7	4.7
Other assets	328.5	309.2
Total assets	$31,975.2	$31,125.1
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$10,912.7	$10,762.3
Future policy benefits	10,953.3	10,602.1
Liability for policy and contract claims	500.6	487.8
Unearned and advanced premiums	282.5	286.3
Liabilities related to separate accounts	4.7	4.7
Other liabilities	611.4	707.8
Investment borrowings	1,647.4	1,548.1
Borrowings related to variable interest entities	1,662.8	1,676.4
Notes payable – direct corporate obligations	912.9	911.1
Total liabilities	27,488.3	26,986.6
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: 2016 - 173,753,614; 2015 - 184,028,511)	1.7	1.8
Additional paid-in capital	3,212.1	3,386.8
Accumulated other comprehensive income	622.4	402.8
Retained earnings	650.7	347.1
Total shareholders' equity	4,486.9	4,138.5
Total liabilities and shareholders' equity	$31,975.2	$31,125.1

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CNO Financial (8)
February 7, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Insurance policy income	$654.1	$638.8	$2,601.1	$2,556.0
Net investment income:
General account assets	315.6	303.2	1,204.1	1,203.6
Policyholder and other special-purpose portfolios	38.4	29.2	121.1	30.0
Realized investment gains (losses):
Net realized investment gains (losses), excluding impairment losses	(7.5)	2.5	47.9	(8.0)
Other-than-temporary impairments:
Total other-than-temporary impairment losses	(11.1)	(18.3)	(35.9)	(42.9)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	3.6	—	3.6	3.0
Net impairment losses recognized	(7.5)	(18.3)	(32.3)	(39.9)
Gain (loss) on dissolution of variable interest entities	—	—	(7.3)	11.3
Total realized gains (losses)	(15.0)	(15.8)	8.3	(36.6)
Fee revenue and other income	11.8	14.2	50.5	58.9
Total revenues	1,004.9	969.6	3,985.1	3,811.9
Benefits and expenses:
Insurance policy benefits	529.3	551.9	2,390.5	2,308.3
Loss on reinsurance transaction and transition expenses	—	—	75.4	9.0
Interest expense	30.4	24.2	116.4	94.9
Amortization	71.7	64.4	253.3	260.0
Loss on extinguishment of debt	—	—	—	32.8
Other operating costs and expenses	192.8	168.8	796.3	739.2
Total benefits and expenses	824.2	809.3	3,631.9	3,444.2
Income before income taxes	180.7	160.3	353.2	367.7
Income tax expense (benefit):
Tax expense on period income	66.1	55.5	127.8	129.5
Valuation allowance for deferred tax assets and other tax items	(119.6)	(32.5)	(132.8)	(32.5)
Net income	$234.2	$137.3	$358.2	$270.7
Earnings per common share:
Basic:
Weighted average shares outstanding	173,634,000	185,608,000	176,638,000	193,054,000
Net income	$1.35	$.74	$2.03	$1.40
Diluted:
Weighted average shares outstanding	175,173,000	187,951,000	178,323,000	195,166,000
Net income	$1.34	$.73	$2.01	$1.39

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CNO Financial (9)
February 7, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per share data)

	Year ended
	December 31,
	2016	2015
Adjusted EBIT (4):
Bankers Life	$397.9	$369.6
Washington National	102.9	111.5
Colonial Penn:
In-force business (5)	54.4	53.6
New business (5)	(52.7)	(48.0)
Total Colonial Penn	1.7	5.6
Long-term care in run-off	(3.9)	—
Adjusted EBIT from business segments	498.6	486.7
Corporate Operations, excluding corporate interest expense	(42.5)	(18.9)
Adjusted EBIT	456.1	467.8
Corporate interest expense	(45.8)	(45.0)
Operating earnings before taxes	410.3	422.8
Tax expense on operating income	147.8	148.1
Net operating income (1)	262.5	274.7
Net realized investment gains (losses) (net of related amortization)	7.6	(36.1)
Fair value changes in embedded derivative liabilities (net of related amortization)	9.6	11.9
Fair value changes and amendment related to agent deferred compensation plan	3.1	15.1
Loss on reinsurance transaction	(75.4)	—
Loss on extinguishment of debt	—	(32.8)
Other	(2.0)	(13.2)
Non-operating income (loss) before taxes	(57.1)	(55.1)
Income tax expense (benefit):
On non-operating income (loss)	(20.0)	(18.6)
Valuation allowance for deferred tax assets and other tax items	(132.8)	(32.5)
Net non-operating income (loss)	95.7	(4.0)
Net income	$358.2	$270.7

Per diluted share:
Net operating income	$1.47	$1.41
Net realized investment gains (losses) (net of related amortization and taxes)	.03	(.12)
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.04	.04
Fair value changes and amendment related to agent deferred compensation plan (net of taxes)	.01	.05
Loss on reinsurance transaction (net of taxes)	(.27)	—
Loss on extinguishment of debt (net of taxes)	—	(.11)
Valuation allowance for deferred tax assets and other tax items	.74	.17
Other	(.01)	(.05)
Net income	$2.01	$1.39
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CNO Financial (10)
February 7, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING SIGNIFICANT ITEMS*
(Dollars in millions, except per share data)

	Three months ended
	December 31, 2015*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$121.2	$(32.1)	$89.1
Washington National	32.3	(1.0)	31.3
Colonial Penn	6.7	—	6.7
Adjusted EBIT from business segments	160.2	(33.1)	127.1
Corporate Operations, excluding corporate interest expense	(.7)	(4.2)	(4.9)
Adjusted EBIT (4)	159.5	(37.3)	122.2
Corporate interest expense	(11.3)	—	(11.3)
Operating earnings before taxes	148.2	(37.3)	110.9
Tax expense on operating income	51.2	(11.6)	39.6
Net operating income	$97.0	$(25.7)	$71.3

Net operating income per diluted share	$.52	$(.14)	$.38

* This table summarizes the financial impacts of significant items (as described in the segment results section of this press release) on our 4Q15 net operating income.

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CNO Financial (11)
February 7, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
FIRST-YEAR COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	December 31,
	2016	2015
Bankers Life:
Medicare supplement	$19.3	$20.6
Long-term care	4.2	4.3
Supplemental health	1.4	1.4
Other health	.1	—
Life	33.7	38.5
Annuity	283.4	225.8
Total	342.1	290.6
Washington National:
Supplemental health and other health	17.7	18.6
Life	1.4	1.4
Annuity	.2	—
Total	19.3	20.0
Colonial Penn:
Life	13.2	12.9
Total	13.2	12.9
Total first-year collected premiums from segments	$374.6	$323.5

TOTAL COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	December 31,
	2016	2015
Bankers Life:
Medicare supplement	$191.2	$192.6
Long-term care	114.7	116.9
Supplemental health	5.5	4.9
Other health	1.5	1.7
Life	113.8	110.7
Annuity	284.9	227.7
Total	711.6	654.5
Washington National:
Supplemental health and other health	142.1	138.1
Medicare supplement	14.9	17.9
Life	7.7	7.1
Annuity	.5	.5
Total	165.2	163.6
Colonial Penn:
Life	69.2	65.2
Medicare supplement and other health	.6	.8
Total	69.8	66.0
Long-term care in run-off:
Long-term care	4.7	N/A
Total	4.7	N/A
Total collected premiums from segments	$951.3	$884.1

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CNO Financial (12)
February 7, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	December 31,
	2016	2015
Bankers Life:
Medicare supplement	$23.9	$27.6
Long-term care	5.5	6.7
Supplemental health	1.6	1.6
Life	17.0	19.6
Annuity	17.0	13.6
Total	65.0	69.1
Washington National:
Supplemental health	25.2	24.1
Life	1.8	2.2
Total	27.0	26.3
Colonial Penn:
Life	14.7	15.6
Total	14.7	15.6
Total new annualized premiums	$106.7	$111.0

BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	December 31,
	2016	2015
Bankers Life:
Medicare Supplement:
Earned premium	$193 million	$192 million
Benefit ratio (7)	71.2%	70.8%
Long-term care:
Earned premium	$118 million	$119 million
Benefit ratio (7)	134.7%	137.1%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	76.0%	79.6%
Washington National:
Medicare Supplement:
Earned premium	$15 million	$17 million
Benefit ratio (7)	64.8%	63.8%
Supplemental health:
Earned premium	$144 million	$138 million
Benefit ratio (7)	81.0%	81.8%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	57.0%	57.5%
Long-term care in run-off:
Long-term care:
Earned premium	$5 million	N/A
Benefit ratio (7)	365.8%	N/A
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	213.5%	N/A

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CNO Financial (13)
February 7, 2017

NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) net realized investment gains or losses, net of related amortization and taxes; (ii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (iii) fair value changes and amendment related to the agent deferred compensation plan, net of taxes, (iv) loss on reinsurance transaction, net of taxes; (v) loss on extinguishment of debt, net of taxes; (vi) changes in the valuation allowance for deferred tax assets and other tax items; and (vii) other non-operating items consisting primarily of equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities, net of taxes ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 9. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.

(4)
Management believes that an analysis of earnings before net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, fair value changes and amendment related to the agent deferred compensation plan, loss on reinsurance transaction, loss on extinguishment of debt, other non-operating items, corporate interest expense and taxes ("Adjusted EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of Adjusted EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 9.

(5)
Management believes that an analysis of Adjusted EBIT for Colonial Penn, separated between in-force and new business, provides increased clarity for this segment as the vast majority of the costs to generate new business in this segment are not deferrable and Adjusted EBIT will fluctuate based on management’s decisions on how much marketing costs to incur in each period. Adjusted EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. Adjusted EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(6)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.

(7)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(8)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset (which is equal to the tabular interest on the related insurance liabilities). Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform

CNO Financial (14)
February 7, 2017

Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic," "guidance," "outlook" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof; (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners; (xx) customer response to new products, distribution channels and marketing initiatives; (xxi) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xxiii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets; (xxiv) availability and effectiveness of reinsurance arrangements, as well as the impact of any defaults or failure of reinsurers to perform; (xxv) the performance of third party service providers and potential difficulties arising from outsourcing arrangements; (xxvi) the growth rate of sales, collected premiums, annuity deposits and assets; (xxvii) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (xxviii) events of terrorism, cyber attacks, natural disasters or other catastrophic events, including losses from a disease pandemic; (xxix) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; and (xxx) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward looking statements.

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Adam Auvil +1.317.817.6310

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